Exhibit 1
STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 12, 2007, is by and among SIRCHIE ACQUISITION COMPANY, LLC, a Delaware limited liability company (the “Buyer”), SIRCHIE FINGER PRINT LABORATORIES, INC., a New Jersey corporation (“Sirchie”), and JOHN CARRINGTON, an individual residing in the State of North Carolina (“Carrington” and, together with Sirchie, the “Sellers” and each, individually, a “Seller”).

BACKGROUND

A.           Sirchie is the record and beneficial owner of not less than 8,333,368 shares of common stock of Law Enforcement Associates Corporation, a Nevada corporation (“LEA”), whose shares of common stock are publicly-traded on the American Stock Exchange.

B.           Carrington is the record and beneficial owner of not less than 4,611,673 shares of common stock of LEA (the shares of common stock referenced in Background Paragraphs A and B being referred to herein collectively as the “LEA Shares”).

C.           The Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, all of the Sellers’ respective interests in the capital stock of LEA, including, without limitation, the LEA Shares (or such greater number of shares of common stock such that, immediately after consummation of the transactions contemplated by this Agreement, the Buyer is the record and beneficial owner of at least fifty-one percent (51.0%) of all of the shares of common stock of LEA on a fully-diluted basis).

D.           This Agreement is being executed and delivered in connection with that certain Amended and Restated Stock and Asset Purchase Agreement, dated as of the date hereof (the “Stock and Asset Purchase Agreement”), by and among the Buyer, the Sellers and certain other parties thereto, pursuant to which, among other things, the Buyer agreed to purchase and acquire from the Sellers and certain other parties, and the Sellers and such certain other parties agreed to sell and transfer to the Buyer, various businesses, assets and properties that are not related to the LEA Shares, all subject to the terms and conditions set forth therein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  Defined Terms.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

                         (a)  “Agreement” has the meaning set forth in the Preamble.

                         (b)  “Buyer” has the meaning set forth in the Preamble.

                         (c)  “Carrington” has the meaning set forth in the Preamble.

                         (d)  “Closing” has the meaning set forth in Section 3(a) below.

                          (e)  “Consideration” has the meaning set forth in Section 2(c) below.

                    (f)  “Contracts” means all contracts, agreements, leases, commitments, instruments, guarantees, bids, orders, proposals and all oral understandings.

                          (g)  “General Enforceability Exceptions” has the meaning set forth in Section 4(c) below.

                         (h)  “Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

                           (i)  “Law” means any law, statute, code, ordinance, rule, regulation or other requirement of any Governmental Authority.

                           (j)  “LEA” has the meaning set forth in Background Paragraph A.

                          (k)  “LEA Reports” means all forms, reports and documents filed by LEA with the Securities and Exchange Commission after January 1, 2005, and any such forms, reports and documents filed by LEA after the date of this Agreement and through the Closing.

                           (l)  “LEA Shares” has the meaning set forth in Background Paragraph B.

                         (m)     “Liens” means any mortgage, pledge, hypothecation, rights of others, right of first refusal, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, community property interest, option, lien, charge or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of any shares of capital stock.

                          (n)  “Order” means any order, judgment, injunction, assessment, award, decree, ruling, charge or writ of any Governmental Authority.

                          (o)  “Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.

                          (p)  “Proceeding” means any demand, charge, complaint, action, suit, proceeding, arbitration, hearing, audit, investigation or claim of any kind (whether civil, criminal, administrative, investigative, informal or other, at law or in equity) commenced, filed, brought, conducted or heard by, against, to, of or before or otherwise involving, any Governmental Authority, arbitrator or any other Person.

                          (q)  “Seller” or “Sellers” has the meaning set forth in the Preamble.

                           (r)  “Sirchie” has the meaning set forth in the Preamble.

                           (s)  “Stock and Asset Purchase Agreement” has the meaning set forth in Background Paragraph D.

2.        Stock Purchase.

                           (a)  LEA Shares held by Sirchie.  At the Closing, the Buyer shall purchase, or cause to be purchased, from Sirchie any and all of its interests in the capital stock of LEA, including some 8,333,368 LEA Shares held beneficially and of record by it, and Sirchie shall sell, transfer, assign, convey and deliver to the Buyer, all of such interests, free and clear of any and all Liens.

                           (b)  LEA Shares held by Carrington.  At the Closing, the Buyer shall purchase, or cause to be purchased, from Carrington any and all of his interests in the capital stock of LEA, including some 4,611,673 LEA Shares (or such greater number of shares of common stock of LEA such that, immediately after consummation of the transactions contemplated by this Agreement, the Buyer is the record and beneficial owner of at least fifty-one percent (51.0%) of all of the shares of common stock of LEA on a fully-diluted basis), held beneficially and of record by him, and Carrington shall sell, transfer, assign, convey and deliver to the Buyer, all of such interests, free and clear of any and all Liens.

                           (c)  Consideration.  In full consideration for the transfer of the interests in LEA by the Sellers as described in Sections 2(a) and 2(b) above, at the Closing, the Buyer shall pay, or cause to be paid, to the Sellers the sum of One Hundred Dollars ($100) and other good and valuable consideration (the “Consideration”).  The Consideration shall be allocated between the Sellers and among the LEA Shares in accordance with the Stock and Asset Purchase Agreement.

3.         Closing and Closing Deliveries.

                           (a)  Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Jones Day, 325 John H. McConnell Blvd., Columbus, Ohio concurrently with, and subject to the occurrence of, the “Closing” under and as defined in the Stock and Asset Purchase Agreement, which “Closing” is subject to the satisfaction or wavier of certain closing conditions, including, without limitation, the Buyer’s satisfaction, in its sole discretion, with the results of its due diligence investigation conducted under the Stock and Asset Purchase Agreement.

                           (b)  Deliveries by the Sellers.  At the Closing, the Sellers shall deliver, or cause to be delivered, to the Buyer (i) stock certificates representing all of their respective interests in LEA, including the LEA Shares, with duly executed stock powers attached in proper form for transfer to the Buyer and (ii) any other documents that are necessary to transfer to the Buyer good and valid title to the LEA Shares, with any necessary tax stamps affixed or accompanied by evidence that all stock transfer taxes have been paid.  As of the Closing, the Sellers shall cause the transfer agent for LEA to register the share transfers contemplated by this Agreement.

                            (c)  Deliveries by the Buyer.  At the Closing, the Buyer shall deliver, or cause to be delivered, to the Sellers the Consideration in accordance with Section 2(c) above.

4.         Representations and Warranties of the Sellers.  The Sellers jointly and severally represent and warrant to the Buyer as follows:

                            (a)  Existence and Good Standing.  Sirchie is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

                            (b)  Power.  Sirchie has the requisite corporate power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased, (b) carry on its business as currently conducted and (c) execute, deliver and perform its respective obligations under this Agreement.

                            (c)  Validity and Enforceability.  Each Seller has the capacity or the requisite power and authority, as the case may be, to execute, deliver and perform its or his obligations under this Agreement.  This Agreement has been duly executed and delivered by each Seller and, assuming due authorization, execution and delivery by the Buyer, represents the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”).  No further consent on the part of either Seller is or will be required in connection with the transactions contemplated by this Agreement.

                            (d)  No Conflict.  Neither the execution of this Agreement, nor the performance by either Seller of its or his obligations hereunder will:  (i) violate or conflict with any Law or Order applicable to either Seller or by which any of its or his properties or assets are bound; (ii) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any Contract to which either Seller is a party or by which any of the assets or the properties of either Seller are bound; or (iii) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the LEA Shares.

                             (e)  Required Filings and Consents.  No consent, approval or authorization of any Person is required in connection with the execution and delivery by either Seller of this Agreement or the consummation of the transactions contemplated hereby.

                             (f)  Litigation.  There is no Order and no Proceeding pending, or to the knowledge of either Seller, threatened against either Seller that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent either Seller from complying with the terms of this Agreement.

                            (g)  Title to Purchased Shares.  Each Seller has good and marketable title to its or his interests in LEA, including its or his LEA Shares, free and clear of all Liens.  Upon the consummation of the transactions contemplated by this Agreement, the Buyer will acquire good and valid title to such interests, including the LEA Shares, free and clear of all Liens.

                            (h)  Amount of LEA Shares.  Upon the consummation of the transactions contemplated by this Agreement, the Buyer will acquire good and valid title to not less than fifty-one percent (51.0%) of the shares of common stock of LEA on a fully-diluted basis.

                             (i)  LEA Compliance.  To the Knowledge of each Seller, LEA has timely filed, and as of the Closing will have timely filed, all forms, reports and documents required to be filed by it with the Securities and Exchange Commission since January 1, 2005.  To the Knowledge of each Seller, all LEA Reports, as of their respective dates (i) complied, or will comply, in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and (ii) did not, and will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representation in the preceding sentence does not apply to (A) any misstatement or omission in (1) any LEA Report filed prior to the date of this Agreement that was superseded by a subsequent LEA Report filed prior to the date of this Agreement or (2) any LEA Report filed after the date of this Agreement that is superseded by a subsequent LEA Report filed prior to the Closing or (B) any financial forecasts included in the LEA Reports.  To the Knowledge of each Seller, the financial statements of LEA included in the LEA Reports were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of LEA as of the dates thereof (subject, in the case of any unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments).

5.           Representations and Warranties of the Buyer.  The Buyer hereby represents and warrants to each Seller follows:

                             (a)  Existence and Good Standing.  The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

                              (b)  Power.  The Buyer has the limited liability company power and authority to execute, deliver and perform fully its obligations under this Agreement.

                              (c)  Validity and Enforceability.  This Agreement has been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by each Seller, represents the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the General Enforceability Exceptions.  No further action on the part of the Buyer is or will be required in connection with the transactions contemplated by this Agreement.

                             (d)  No Conflict.  Neither the execution of this Agreement, nor the performance by the Buyer of its obligations hereunder will violate or conflict with the Buyer’s certificate of formation (or equivalent document) or operating agreement (or equivalent document) or any Law or Order applicable to the Buyer.

6.           Miscellaneous.

                             (a)  Specific Performance.  Each party’s obligation under this Agreement is unique.  If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.

                             (b)  Expenses.  Except as otherwise provided herein or in the Stock and Asset Purchase Agreement, each of the parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                            (c)  No Assignment.  The rights and obligations of the Buyer under this Agreement may not be assigned without the prior written consent of the Sellers.  Notwithstanding the previous sentence, the Buyer may without the consent of the Sellers, assign its rights under this Agreement to (i) any lender of the Buyer or to any affiliate of the Buyer or (ii) any purchaser of substantially all of the assets or business of Sirchie.  The rights and obligations of the Sellers under this Agreement may not be assigned without the prior written consent of the Buyer.

                             (d)  Headings.  The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

                              (e)  Integration, Modification and Waiver.  This Agreement, together with the documents referenced herein, constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior understandings of the parties with respect to such subject matter.  No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the parties hereto.  No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver.  No waiver will be binding unless executed in writing by the party making the waiver.

                              (f)  Severability.  If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

                             (g)  Notices.  All notices and other communications required or permitted under this Agreement must be given in accordance with the Stock and Asset Purchase Agreement.

                             (h)  Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to principles of conflicts of law.

                              (i)  Signatures.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Facsimile signatures shall have the same force and effect as manual signatures delivered in person.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

SIRCHIE ACQUISITION COMPANY, LLC

By:  RJC Forensics, LLC, a Delaware limited liability company, its sole member

        By:  Raymond James Financial, Inc., a Florida corporation, its sole member

                 By: /s/ Gene Ostrow
                 Name:  Gene Ostrow
                 Title:  Authorized person - SRVP Managing Director Raymond James Capital, Inc.

SIRCHIE FINGER PRINT LABORATORIES, INC. By: /s/ Scott Carrington Name: Scott Carrington Title: President
/s/ John Carrington John Carrington

                  COI-1379798v5